Exhibit 10.1
EMPLOYMENT AGREEMENT
This Agreement is between Stephen J. Hemsley (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”), and is effective May 12, 2025 (the “Effective Date”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group’s knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities.
1.Employment and Duties.
A.Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement’s terms.
B.Title and Duties. Executive will be employed as Chief Executive Officer, UnitedHealth Group. Executive will perform such duties, and exercise such supervision and control, as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and UnitedHealth Group’s Code of Conduct, as amended from time to time. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).
2.Compensation and Benefits.
A.Base Salary. Executive’s initial annual base salary will be $1,000,000, less applicable withholdings and deductions, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made in UnitedHealth Group’s sole discretion.
B.Non-Qualified Stock Options. Management will recommend to UnitedHealth Group’s Compensation and Human Resources Committee that Executive be awarded a grant of Non-Qualified Stock Options (Options) with a grant date value of $60,000,000. This award will vest on the three-year anniversary of the date of the grant and will be subject to the terms and conditions of the specific Option award agreement, including certain restrictive covenants, and the UnitedHealth Group Incorporated 2020 Stock Incentive Plan. The number of shares comprising the recommended grant will be calculated the day of the Committee meeting using the closing price of UnitedHealth Group stock on the day the calculation is made. The actual grant price of the Option award will be the closing price of UnitedHealth Group stock on the day of the Committee meeting.

C.Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare, retirement, and stock incentive plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. Executive will be eligible for Paid Time Off in accordance with UnitedHealth Group’s policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. In addition to the Company’s generally available benefits, UnitedHealth Group shall provide Executive, at UnitedHealth Group’s expense during the term of Executive’s employment, a $2 million face value term life insurance policy and a long term disability policy which covers 60% of base salary in the event of a qualifying long term disability, subject to the policy terms.
3.Termination of Employment.
A.By Mutual Agreement. The parties may terminate Executive’s employment at any time by mutual agreement.
B.By UnitedHealth Group without Cause. UnitedHealth Group may terminate Executive’s employment without Cause upon 90 days’ prior written notice.
C.By UnitedHealth Group with Cause. UnitedHealth Group may terminate Executive’s employment at any time for Cause. “Cause” means Executive’s (a) material failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Code of Conduct, as amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, or (f) conduct that is materially detrimental to UnitedHealth Group’s interests. UnitedHealth Group will, within 120 days of discovery of the conduct, give Executive written notice specifying the conduct constituting Cause in reasonable detail and Executive will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
D.By Executive without Good Reason. Executive may terminate Executive’s employment at any time for any reason, including due to Executive’s retirement.
E.By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if UnitedHealth Group takes any of the following actions, without Executive’s consent: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of employees; (b) moves Executive’s primary work location more than 50 miles; or (c) makes changes that substantially diminish Executive’s duties or responsibilities.
F.Due to Executive’s Death or Disability. Executive’s employment will terminate automatically if Executive dies, effective as of the date of Executive’s death. UnitedHealth Group may terminate Executive’s employment due to Executive’s disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation. Executive will not be entitled to Severance Benefits under Section 4 in the event of termination due to Executive’s death or disability.
4.Severance Benefits.
A.Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if Executive’s employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “Separation from Service” under Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”) and will be referred to herein as a “Termination.” For purposes of this Agreement, Executive will be considered to have experienced a Termination as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. In consideration of the Severance Benefits in this Agreement, Executive waives any payments or benefits to which Executive otherwise might be or become entitled under any UnitedHealth Group severance plan or program.
B.Severance Benefits. Subject to Section 4.C and Section 4.D, Executive shall be entitled to the following Severance Benefits if Executive experiences a Termination under the circumstances described in Section 4.A above:
i.Two times Executive’s annualized base salary as of Executive’s Termination.
ii.Any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding stock plan-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments); provided, however, that if termination occurs within two years following the Effective Date, the amount payable under this paragraph will be two times Executive’s target incentive.
iii.$12,000 lump sum payment, minus applicable deductions, to offset costs of COBRA, which amount will be paid within 60 days following Termination.
iv.Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by UnitedHealth Group.
The Severance Benefits in Sections 4.B.i-ii (each installment a “Severance Payment” and collectively the “Severance Payments”) will be paid out, minus applicable deductions, including deductions for tax withholding, in equal bi-weekly payments on the regular payroll cycle over the 24-month period following Executive’s Termination (the “Severance Pay Period”). Commencement of the Severance Payments shall begin on the first payroll date that is at least 60 days after the date of Executive’s Termination (the “Starting Date”), provided Executive has satisfied the requirement in Section 4.C. The first Severance Payment payable on the Starting Date shall include those installments that would have been previously paid if the installments of the Severance Payments had begun on the first payroll date following the date of Executive’s Termination. As a condition to receive each Severance Payment during the Severance Pay Period, Executive must not engage in any of the activities identified in Section 4.D; provided, however, under any circumstance, Executive will receive the amount identified in Section 4.B.iii even if Executive immediately engages in the activities identified in Section 4.D. Executive’s entitlement to the payments of the Severance Payments shall be treated as the entitlement to a series of separate payments for purposes of Section 409A.
If Executive is a “Specified Employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes “Deferred Compensation” (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the six-month period, the first payroll date following the death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter any additional Severance Payments shall be made as if there had been no such delay. All Severance Benefits described in Sections 4.B.i-ii, subject to the Executive’s fulfilment of the conditions in Section 4.D, shall be paid by, and no further severance compensation shall be paid or payable after, December 31 of the second calendar year following the year in which Executive’s Termination occurs.

C.Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must timely sign a separation agreement and release of claims in a form determined by UnitedHealth Group in its discretion. UnitedHealth Group shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive’s date of Termination. If Executive does not timely execute and deliver to UnitedHealth Group such separation agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, UnitedHealth Group will have no obligation to pay severance compensation to Executive.
D.Restrictive Covenants Condition. Subject to Section 4.B, as a condition to receive each Severance Payment during the Severance Pay Period, Executive must not engage in or participate in any activity that competes, directly or indirectly, with any UnitedHealth Group activity, product, or service that Executive engaged in, participated in, or had Confidential Information about during Executive’s last 24 months of employment with UnitedHealth Group, or assist anyone in engaging in any such activity. For avoidance of doubt, this condition to receive Severance Payments does not prohibit Executive from working for another employer for a specified period of time, working in a specified geographical area, or working for another employer in a capacity that is similar to Executive’s work for UnitedHealth Group (subject to Executive otherwise not violating Executive’s obligations under Section 5); rather, Executive’s opportunity to receive Severance Payments is in exchange for Executive satisfying the requirement in Section 4.C and refraining from engaging in any of the above-described activities in this Section 4.D. Executive must notify UnitedHealth Group in writing in advance of engaging in any of the activities described above in this Section 4.D during the Severance Pay Period. If Executive does not comply with the Severance Payments conditions identified in this Section 4.D, Executive will immediately cease to have any right to receive any additional Severance Payments, UnitedHealth Group will immediately cease to pay Executive any additional Severance Payments, and Executive will be permitted to engage in any of the activities described above in this Section 4.D (subject to Executive otherwise not violating Executive’s obligations under Section 5).
5.Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.
A.UnitedHealth Group’s Property.
i.Assignment. Executive hereby agrees to assign (both during and after his/her employment) and hereby assigns to UnitedHealth Group all rights, titles and interests Executive may have in any invention, computer program, discovery, idea, writing, improvement, process, technique or other works (collectively called "Intellectual Property") whether or not patentable or registrable under copyright or similar statutes, created or conceived by Executive, either alone or jointly with others, during Executive’s employment that:
(a)Relates in any manner to the actual or anticipated business, research, or development of UnitedHealth Group;
(b)Results from work assigned to or performed by Executive for UnitedHealth Group; and/or
(c)Is conceived of or made with the use of UnitedHealth Group systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information.
ii.Disclosure of Intellectual Property. Executive agrees to promptly disclose in writing to UnitedHealth Group (both during and after Executive’s employment) any interest Executive may have in any Intellectual Property created or conceived by Executive, either alone or jointly with others, during Executive’s employment. Executive will also promptly disclose in writing to UnitedHealth Group any interest Executive may have in any Intellectual Property created or conceived by Executive, either alone or jointly with others, prior to employment that relates to the actual or anticipated business, research, or development of UnitedHealth Group.
iii.Assignment/Transfer of Web Properties. Executive agrees to transfer and assign (both during and after employment), and does hereby assign to UnitedHealth Group all rights, titles, and interests in and to any domain name or social media account (collectively called “Web Properties”) registered or owned by Executive that:
(a)Was registered with the intent to be used by UnitedHealth Group; and/or
(b)Relates in any manner to, or is used to comment on, the actual or anticipated business of UnitedHealth Group; and/or
(c)Contains a registered or common law trademark of UnitedHealth Group.
iv.Perfection of Assignment. Executive will at all times, even after termination of employment, do anything reasonably requested of Executive to enable UnitedHealth Group to access, patent, copyright or obtain any other form of protection for the Intellectual Property or Web Properties created, conceived, or registered by Executive, either alone or jointly with others.
v.Exclusions. Sections 5.A.i.-iv do not apply to Intellectual Property that meets all of the following criteria:

(a)No UnitedHealth Group equipment, supplies, facilities, proprietary or trade secret information was used in its creation;
(b)The Intellectual Property was developed entirely on Executive’s own time;
(c)At the time of conception or reduction to practice the Intellectual Property does not relate directly to UnitedHealth Group’s business, actual or anticipated research or development; and
(d)The Intellectual Property does not result from any work performed by Executive for UnitedHealth Group.
vi.No Removal of Property. Executive may not remove from UnitedHealth Group’s premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group’s business.
vii.Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group’s request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.
B.Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and other information which is not generally available to the public. Subject to Section 5.D below, Executive agrees not to disclose or use Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing.
C.Non-Disparagement. Subject to Sections 5.D and 6.E below, Executive agrees not to criticize, make any negative comments about or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers or agents.
D.Defend Trade Secrets Act Disclosure. Executive acknowledges that, by this Agreement, UnitedHealth Group has provided Executive with written notice that,

pursuant to the DTSA, 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the individual’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Moreover, if an individual files a lawsuit for retaliation for reporting a suspected violation of law, the individual may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except under court order.
E.Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and UnitedHealth Group’s promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during Executive’s employment and for 24 months following termination of employment for any reason. Executive agrees that Executive will not, without UnitedHealth Group's prior written consent, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity, engage in any of the following activities:
i.Non-Solicitation. Executive will not:
(a)Solicit or conduct business with any business competitive with UnitedHealth Group from any person or entity: (1) who was a UnitedHealth Group provider or customer within the 12 months before Executive’s employment termination and with whom Executive had contact regarding UnitedHealth Group’s activity, products, or services, or for whom Executive provided services or supervised employees who provided those services, or about whom Executive learned Confidential Information during employment related to UnitedHealth Group’s provision of products and services to such person or entity, or (2) was a prospective provider or customer UnitedHealth Group solicited within the 12 months before Executive’s employment termination and with whom Executive had contact for the purposes of soliciting the person or entity to become a provider or customer of UnitedHealth Group, or supervised employees who had those contacts, or about whom Executive learned Confidential Information during employment related to UnitedHealth Group’s provision of products and services to such person or entity;
(b)Raid, hire, employ, recruit or solicit any UnitedHealth Group employee or consultant who possesses Confidential Information of

UnitedHealth Group to leave UnitedHealth Group to join a competitor;
(c)Induce or influence any UnitedHealth Group employee, consultant, or provider who possesses Confidential Information of UnitedHealth Group to terminate his, her or its employment or other relationship with UnitedHealth Group; or
(d)Assist anyone in any of the activities listed above.
ii.Competition Using Trade Secrets or Confidential Information. Executive will not:
(a)Engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that Executive would use or disclose the Company’s trade secrets or Confidential Information;
(b)Using Employer’s trade secrets or Confidential Information, engage in or participate in any activity that competes, directly or indirectly, with any UnitedHealth Group activity, product, or service that Executive engaged in, participated in, or had Confidential Information about during Executive’s last 24 months of employment with UnitedHealth Group; or
(c)Assist anyone in any of the activities listed above.
iii.Geographic Scope.
(a)Executive’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(b)Executive’s obligations under this “Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Executive had responsibility for any UnitedHealth Group activity, product, or service in that country.
iv.To the extent Executive and UnitedHealth Group agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Executive and UnitedHealth Group acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.
Executive agrees that the provisions of this Section 5 are reasonable and necessary to protect the legitimate interests of UnitedHealth Group.

F.Cooperation and Indemnification. Executive agrees to cooperate fully (i) with UnitedHealth Group in the investigation, prosecution or defense of any potential claims or concerns regarding UnitedHealth Group’s business about which Executive has relevant knowledge, including by providing truthful information and testimony as reasonably requested by UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. UnitedHealth Group will indemnify Executive, in accordance with applicable law, for all claims and other covered matters arising in connection with Executive’s employment.
G.Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney’s fees incurred in enforcing that provision.
6.Miscellaneous.
A.Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.
B.Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.
C.Entire Agreement; Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors. This Agreement does not supersede the terms of any stock option, restricted stock, or stock appreciation rights plan or award.
D.Choice of Law. Minnesota law governs this Agreement.
E.Waivers; Other Rights. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy. Nothing in this Agreement prohibits Executive from making disclosures that are protected under law or reporting violations of state or federal law or regulation to governmental agencies or entities.
F.Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.
G.Dispute Resolution and Remedies. Except for injunctive relief under Section 5.G, any dispute between the parties relating to this Agreement or to Executive’s employment will be resolved by binding arbitration under UnitedHealth Group’s Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement’s terms and must apply applicable law.
H.Payment of Deferred Compensation – Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. UnitedHealth Group shall have no obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or from liability for any damages related thereto.
I.Electronic Transmission/Counterparts. The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission shall be deemed delivery of an original. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one document.

United HealthCare Services, Inc.	Executive
By /s/ David Strauss	By /s/ Steven Hemsley
Its SVP Total Rewards
Date: August 11, 2025	Date: August 11, 2025